UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2005

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Minnetonka, Minnesota		55305

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Effective as of January 12, 2005, the Company, through its wholly-owned subsidiaries, entered into gaming development consulting agreements and management contracts with the Pawnee Nation of Oklahoma (the “Nation”), a federally recognized Indian Tribe”). The Company will provide consulting and development services to assist the Nation in developing and equipping three separate casino destinations in Oklahoma including: 1) development of a first class casino and ancillary amenities and facilities in northern Oklahoma near the Kansas border (the “Chilocco Project”); 2) expansion of the Nation’s existing travel plaza at the intersection of U.S. Highway 412 and State Highway 18, approximately twenty miles from Stillwater, Oklahoma (the “Travel Plaza”); and 3) operational consulting (with the possibility of expansion) in conjunction with the Nation’s existing casino facility, currently operating approximately 60 gaming devices along with a retail convenience store and gas station in Pawnee, Oklahoma (the “Trading Post”). The Company will also provide management services for the Nation’s casino operations at each location subject to regulatory approval.

     Each of the three projects has its own independent gaming development consulting agreement and management contract. Key terms relating to the agreements for each of the three projects are as follows:

     Chilocco Project. For its gaming development consulting services related to the Chilocco Project, the Company will receive a development fee based on a percentage of the projected costs of the project, paid upon the opening of the project, and a flat monthly fee for a period of 120 months commencing upon the opening of the project. The aggregate fee levels for all three of the projects are estimated to be in the range of $2.5 million to $3.0 million per year, payable after the opening of the projects.

     The Company has agreed to make advances in the form of a development loan to the Nation, subject to a project budget to be agreed upon by the Company and the Nation and certain other conditions. The development loan will be for preliminary development costs under the project budget. The Company has also agreed to use reasonable efforts to assist the Nation in obtaining permanent financing for any projects developed under the agreement.

     The management contract for the Chilocco Project is subject to the approval of the National Indian Gaming Commission and certain other conditions. The Company will be entitled to receive management fees of approximately thirty percent of total net profits for each month during the term of the agreements. If the NIGC approves the management contract between the Company and the Nation as described below, the Company has agreed to reduce its fees due under the management contract by all, or a portion of, the consulting and development fees earned by any Lakes affiliate. The contract term is seven years (reduced to five years if certain conditions are met) from the first day that the Company is able to commence management of the Chilocco Project gaming operations under all legal and regulatory requirements (the “Commencement Date”), provided that the Nation has the right to buy out the remaining term after the project has been in continuous operation for specified periods of time, depending on the length of the contracts, for an amount based on the present value of future management fees. Subject to certain conditions, the Company agrees to make advances for the project’s working capital requirements, if needed, during the first six months after the Commencement Date. The advances are to be repaid through an operating note payable from revenues generated by future operations bearing interest at two percent over the prime rate. The Company also agrees to fund any shortfall in certain minimum monthly payments to the Nation from the project by means of non-interest bearing advances made pursuant to the same operating note.

     Travel Plaza. The Company has entered into a separate gaming development and consulting agreement and management contract with the Nation with respect to the Travel Plaza project. The material provisions of these agreements are similar to those for the Chilocco Project, except that the management agreement is for a period of five years, subject to increase to seven years if certain conditions are met.

     Trading Post. The Company has entered into a separate gaming development and consulting agreement and management contract with the Nation with respect to the Trading Post project to consult and subject to NIGC approval, manage the Nation’s existing gaming facility. The material provisions of these agreements are similar to those for the Chilocco Project, except that: (1) the management agreement is for a period of five years, subject to increase to seven years if certain conditions are met, and (42) any additional expansion or development of the Trading Post remains in the Nation’s discretion and subject to future NIGC approval (should the Nation opt for expansion).

     Arrangement with Consultant. The Company has executed a letter proposing that Kevin Kean will be compensated for his consulting services (relating to the Nation) rendered to the Company. Under this arrangement, subject to Mr. Kean obtaining certain regulatory approvals, Mr. Kean will receive twenty percent of the Company’s fee compensation, earned under the gaming development consulting agreements and management contracts with the Nation (i.e., six percent of the incremental total revenues, out of the Company’s thirty percent share). The parties are currently negotiating the final definitive agreement. Such agreement will further provide that payments will be due to Mr. Kean when the Company is paid by the Nation, except for certain limited advances to be paid by the Company against his share of the fees.

Item 7.01. Regulation FD Disclosure.

     On January 17, 2005, Lakes Entertainment, Inc. issued a press release. A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

     (a)     Not Applicable

     (b)     Not Applicable

     (c)     Exhibits

     99.1    Lakes Entertainment, Inc. Press Release dated January 17, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: January 19, 2005	By:	/s/ Timothy J. Cope
		Name:	Timothy J. Cope
		Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 17, 2005.